Exhibit 4.19

INDIA NON JUDICIAL

Government of National Capital Territory of Delhi

e-Stamp

सत्यमेव जयते

Certificate No.	:	**IN-DL58671178799532N**
Certificate Issued Date	:	17-Sep-2015 10:39 AM
Account Reference	:	IMPACC (IV)/ dl736003/ DELHI/ DL-DLH
Unique Doc. Reference	:	SUBIN-DLDL73600314993897833464N
Purchased by	:	VIDEOCON D2H LTD
Description of Document	:	Article 5 General Agreement
Property Description	:	Not Applicable
Consideration Price (Rs.)	:	0 (Zero)
First Party	:	VIDEOCON D2H LTD
Second Party	:	Not Applicable
Stamp Duty Paid By	:	VIDEOCON D2H LTD
Stamp Duty Amount(Rs.)	:	500 (Five Hundred only)

Please write or type below this line

This stamp paper form part of Loan Agreement.

P. Kumar

For Videocon d2h Limited

P. Kumar

Director / Authorised Signatory

Statutory Alert:

1. The authenticity of this Stamp Certificate should be verified at "www.shcilestamp.com". Any discrepancy in the details on this Certificate and as available on the website renders it invalid.
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LOAN AGREEMENT
BETWEEN VIDEOCON d2h LIMITED AS BORROWER
AND
DENA BANK
AS LENDER

LOAN AGREEMENT
THIS AGREEMENT made at New Delhi this 18th day of September Two thousand and Fifteen.
BETWEEN
M/s.Videocon d2h Limited (erstwhile Bharat Business Channel Limited) (CIN no : U92100MH2002PLC137947 ) a Company incorporated under the Companies Act, 1956 having its Registered office at Auto Cars Compound, Adalat Road, Aurangabad – 431005 (hereinafter referred to as “the Borrower” which expression shall, unless it be repugnant to the subject , meaning or context thereof, be deemed to mean and include its successors and permitted assigns);
AND
DENA BANK, a body corporate constituted under the Banking companies (Acquisition & transfer of undertaking) Act 1970 and having its Head office at Dena Corporate Centre, C-10, G Block, Bandra- Kurla Complex, Mumbai- 400051 and among other places of business its branch at Industrial Finance Branch ,Dena Bank Building ,17 Horniman Circle Mumbai-400023 (hereinafter referred to as “the Lender” which expression shall, unless it be repugnant to the subject, meaning or context thereof, be deemed to mean and include its successors and assigns).
ARTICLE I THE LOAN
1.1 Amount and terms of the Loan
The Borrower agrees to borrow from the Lender and the Lender agrees to lend and advance to the Borrower a loan of Rs 75,00,00,000/-crore (Rupees Seventy Five Crore only) (RTL) (hereinafter referred to as “the Loan”) for the purpose of meeting the funding requirement during the Business Plan period (i) Subscriber acquisition cost i.e. the cost of consumer premises equipments (CPE) (consisting of Set Top Box, Outdoor Unit and Smart Card) (ii) Cost of CPE inventory build-up and (iii) Other general capital expenditure and on the terms and conditions contained herein and in the Sanction Letter Ref No DB/IFBVD2HL/01/2015 dated 17-04-2015 And DB/IFB/CD2HL/26/2015-16 dated 24-08-2015 and the same shall be construed as forming integral part of this Agreement and is annexed hereto.
For Videocon d2h Limited
Director / Authorised Signatory

1.2 Interest
(i) The Borrower shall pay to the Lender interest on the principal amount of the Loan outstanding from time to time and all other monies from the date of disbursement of the Loan which shall accrue under the provisions of this Agreement commencing from the first day of succeeding month of first disbursement of the Loan and thereafter on first of every month at the rate of Bank’s Base Rate (BBR) plus 2.75% bps [Spread], fully floating i.e. the interest rate would automatically change with every change in Dena Bank’s BBR [The present effective rate is 10.00 % p.a., with prevailing BBR of 10.25%].
The interest as above, shall be payable by the Borrower in arrears, on the 1st of each month (each an Interest Payment Date). Such interest shall become payable from the first Interest Payment Date falling immediately after the date of first disbursement of the RTL by the Lender.
(hereinafter also referred to as the Applicable Interest Rate). The interest on the Loan will accrue from the date of disbursement.
(ii) Interest and all other charges shall accrue from day to day and shall be computed on the basis of 365 days’ a year in the case of RTL and 360 days’ a year in the case of FCL and the actual number of days elapsed.
(iii) Disbursements made pending creation of final security as stipulated in Article II hereof shall carry further interest at the rate of 1% per annum till creation of such security (hereinafter referred to as “additional interest’)
Provided that if final security is created as stipulated in Article II hereof, no additional interest will be charged for any disbursement made during this period.
Provided further that if the final security is not created within the above period, then the Borrower shall pay the additional interest from the date of first disbursement.
1.3 Upfront Fee
The Borrower shall pay to the Lender non -refundable Upfront fee @ 1 % plus applicable taxes on the sanctioned amount subject to maximum of Rs. 75.00 lacs.
1.4 Last Date Of Drawal
Unless the Lender otherwise agrees, the right to make drawls from the Loan shall cease on 2 and 1/2 years from date of First disbursement
For Videocon d2h Limited
Director / Authorised Signatory

1.5 Repayment
(i)The Borrower undertakes to repay the principal amount of the Loan in accordance with the Amortization Schedule as set forth in Schedule or as advised and pay the interest, additional interest, further interest, liquidated damages, fees and other charges as stipulated in this Agreement.
(ii) The Lender may, wherever warranted, revise, vary or postpone the repayment of the principal amounts of the Loan or the balance outstanding for the time being or any installment(s) of the said principal amounts of the Loan or any part thereof by giving prior notice to the Borrower on such terms and conditions as may be decided by it and the Borrower shall be deemed to have consented to the same.
(iii) In the event of any default in the payment of instalments of principal, any interest and liquidated damages, postponement, if any, allowed by the Lender shall be at the rate of interest as may be stipulated by the Lender at the time of postponement and the Borrower shall be deemed to have consented to the same.
(iv) If, for any reason, the amount finally disbursed by the Lender out of the Loan is less than the amount of the Loan, the number of instalment(s) of repayment of the Loan shall stand reduced accordingly and be payable as per the revised Amortisation Schedule advised by the Lender and the Borrower shall be deemed to have consented to the same.
1.4 Appropriation of payments
Unless otherwise agreed to by the Lender, any payments due and payable under this Agreement and made by the Borrower shall be appropriated towards such dues in the following order, viz.:
i) Interest on costs, charges, expenses and other monies;
ii) Costs, charges, expenses and other monies;
iii) Further interest and liquidated damages on defaulted amounts;
iv) Interest including additional interest, payable in terms of this Agreement;
v) Premium on prepayment
vi) Repayment of principal/ instalments of principal due and payable under this Agreement.
1.5 Place and mode of payment by the Borrower
All the monies payable by the Borrower to the Lender shall be paid at any of the branch offices of the Lender. Credit for payment will be given on realization of the amount by the Lender or the relative due date, whichever is later.
1.6 Premature repayment
Any prepayment of the term loan will be subject to payment of prepayment premium @2 % p.a. of the pre-paid principal. Provided that no pre-payment premium would be payable to the Lender, if
For Videocon d2h Limited
Director / Authorised Signatory

the interest spread is increased on interest reset dates and the same is not acceptable to the Borrower, the Borrower shall have the option to prepay the outstanding debt within 90 days of receipt of interest reset advice from the Lender.
the prepayment is at the instance of the Lender.
The prepayment penalty can be waived if prepayment may be made from IPO/ADR proceeds
1.7 Due date of payment
If the due date in respect of any installment of principal, interest and liquidated damages and all other monies payable under this Agreement falls on a day which is a bank holiday at the place where the payment is to be made, the immediately preceding working day shall be the due date for such payment.
1.8 Terms of disbursement
The obligation of the Lender to make disbursements under this Agreement shall be subject to the Borrower performing all its obligations and undertakings under this Agreement besides compliance by the Borrower with the disbursement procedure stipulated by the Lender, including submission of necessary information, documents, margin/matching contribution, tenure of Loan etc. to the satisfaction of the Lender.
For Videocon d2h Limited
Director / Authorised Signatory

ARTICLE II
SECURITY
2.1 Security for the Loan
The Loan together with all interest, costs, expenses and other monies whatsoever stipulated in this Agreement shall be secured by way of: -
(i) a first mortgage and charge on all the Borrower’s immovable properties, both present and future;
(ii) a first charge on all the Borrower’s moveable assets, including moveable plant and machinery, machinery spares, tools and accessories, furniture, fixtures, vehicles, current assets and all other movable assets, both present and future;
(iii) a first charge on the Escrow Account along with all funds from time to time deposited therein and all permitted investments or other securities representing all amounts credited thereto
(iv) a first charge on the Debt Service Reserve Account to be maintained by the Borrower in the form and manner acceptable to the Lender along with all funds from time to time deposited therein and all permitted investments or other securities representing all amounts credited thereto
(v) first charge/ assignment by way of security of the right, title, interest, benefits, claims and demands whatsoever of the Borrower in, to and under the DTH license; subject to approval from Ministry of Information and Broadcasting
(vi) an irrevocable and unconditional joint & several personal guarantee of S/Shri V.N. Dhoot and P.N. Dhoot in favour of the Lender. No guarantee commission shall be payable by the Borrower to the guarantors.
(vii) an irrevocable and unconditional corporate guarantee of Solitaire Appliances Private Limited, Platinum Appliances Private Limited and Greenfield Appliances Private Limited in favour of the Lender. No guarantee commission shall be payable by the Borrower to the guarantors.
Provided that the charges/ security interest referred to in point (i) to (v) above shall in all respects rank pari passu with the following existing term lenders:
Term Lenders
Sanctioned
1. IDBI Bank
175
300
2. Central Bank of India
100
3. Bank of Baroda
200
4. ICICI Bank
300
5. Canara Bank
200
175
6. Jammu & Kashmir
100
7. Dena Bank
100
8. Syndicate Bank
100
9. Karur Vysya Bank
50
10. Oriental Bank of India
100
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Director / Authorised Signatory

11. Bank of India 50
150
12.Union Bank of India 150
13. United Bank of India 150
14. Bank of Maharashtra 100
15. IFCI Limited 200
Provided further that the Borrower shall create and perfect the security mentioned at (i) and (v) above within a period of 6 months from the date of disbursement.
2.2 The Borrower shall make out a good and marketable title to its properties to the satisfaction of the Lender and comply with all such formalities as may be necessary or required for the said purpose including obtaining consents from the existing charge holders.
2.3 So long as any monies remain due and outstanding to the Lender, the Borrower undertakes to notify the Lender in writing of all its acquisitions of immovable properties.
2.4 If, at any time during the subsistence of this Agreement, the Lender is of the opinion that the security provided by the Borrower has become inadequate to cover the balance of the Loan then outstanding, then, on the Lender advising the Borrower to that effect, the Borrower shall provide and furnish to the Lender, to its satisfaction such additional security as may be acceptable to the Lender to cover such deficiency.
2.5 The Borrower shall not, without prior consent of the Lender, during the currency of this Agreement, create in favour of any other person any charge(s) on the assets, which are charged/agreed to be charged in favour of the Lender pursuant to Section 2.1 hereof.
For Videocon d2h Limited
Director / Authorised Signatory

ARTICLE III
BORROWER’S WARRANTIES AND COVENANTS
3.1 Except to the extent already disclosed in writing by the Borrower to the Lender, the Borrower shall be deemed to have assured, confirmed and undertaken as follows:
(a) Conflict with Constitutional documents
Nothing in this Agreement conflicts with any provisions of the Borrower’s constitutional documents
(b) No director who is on the board of the Borrower declared as a willful defaulter and/or as non-cooperative borrower
No director is on its Board who is also a director on the board of a willful defaulter or a non cooperative borrower
(c) Right to disclose the names and particulars of the Borrower and the credit facilities availed of / to be availed, by the Borrower.
i. The Lender shall have the right to disclose the information relating to the Borrower to Credit Information Bureau (India) Limited (CIBIL), Central Repository of Information on Large Credits (CRILC) or any other similar agency, which in turn shall have the right to use the information as authorised in this behalf by RBI.
ii. The Lender shall have the right to disclose the information and data relating to the Borrower to other agencies in the business of credit.
iii. The Borrower hereby declares that the information and data furnished by the Borrower to the Lender are true and correct.
(d) Valid and Subsisting Licenses
(i) The Borrower duly owns or holds valid and subsisting licenses in respect of all trade names, trade marks, patents, designs and other intellectual property used or intended to be used by the Borrower in the course of its business and the same are duly registered in the name of the Borrower and have not become voidable.
(ii)The Borrower duly owns or holds all other material consents, licenses, franchises, permits and authorisations necessary for the lawful conduct, ownership and operation, of its business, and the same are valid and subsisting and have not become voidable.
(e) No Claims and liabilities other than those disclosed
The Borrower does not have any claims or liabilities including, without limitations, provident fund or labour dues, income /corporate or other taxes, duties, levies or cesses, royalties, license fees, lease rentals, interest costs, penal levies, default rates, damages, claims, penalties etc.(whether present, future or contingent) which are not expressly disclosed either:
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Director / Authorised Signatory

(i) in the Borrower’s last audited balance sheet furnished to the Lender; or
(ii) otherwise to the Lender in writing as “off -balance sheet liabilities”; or (iii) in any other written communication to the Lender.
(f) Non-existence of event of default
The Borrower shall satisfy the Lender that no event of default as defined in Article V hereof and no event which, with the lapse of time or giving of notice and lapse of time as specified in Article V, would become an event of default, has happened and been continuing.
(g) Project
The Borrower shall,
(i) Project changes
Promptly notify the Lender of any proposed change in the nature or scope of the project and of any event or condition, which might materially and adversely affect or delay completion of the project or result in substantial overrun in the original estimate of costs. Any proposed change in the nature or scope of the project shall not be implemented or funds committed therefore without the prior approval of the Lender;
(ii) Contract change
Obtain concurrence of the Lender to any material modification or cancellation of the Borrower’s agreements with its machinery suppliers, collaborators, technical consultants and suppliers of raw materials;
(iii) Delay in completing the project
Promptly inform the Lender of the circumstances and conditions, which are likely to disable the Borrower from implementing the project, or which are likely to delay its completion or compel the Borrower to abandon the same.
(h) Current account
The Borrower shall open a current account with the Lender and all disbursement of the Loan shall ordinarily be routed through the said account
(i) Utilisation of the Loan
The Borrower shall furnish to the Lender:
(a) (i) at the end of each month following the month in which the Loan is disbursed, a statement duly certified by statutory auditor/ Chartered Accountant, certifying the manner in which the said monies have been utilised.
(ii) information and statements relating to its business, utilisation of the Loan its assets and other information relating to the group/ subsidiaries as may be required from time to time, including duly audited annual account.
(b) The Loan shall not be utilised for any purpose other than for which it is sanctioned and, in particular (including but not limited to), it shall not be utilised for any of the following purposes:
i) subscription to or purchase of shares/debentures and investment in real estate;
For Videocon d2h Limited
Director / Authorised Signatory

ii) repayment of dues of promoters/associate concerns/intercorporate deposits, etc;
iii) for extending loans/facilities to subsidiary or associate companies or for making any inter-corporate deposits, and
iv) for any speculative purposes.
3.2 General covenants
A) Unless otherwise agreed to by the Lender, the Borrower shall,
(i) Notice of winding up or other legal process
Promptly inform the Lender regarding any litigation against the Borrower, any of its properties or business or undertaking or if a Receiver is appointed of any of its properties or business or undertaking;
(ii) Adverse changes in profits and production
Promptly inform the Lender of the happening of any labour strikes, lockouts, shutdowns, fires or any event likely to have a substantial effect on the Borrower’s profits or business and of any material changes in the rate of production or sales of the Borrower with an explanation of the reasons therefor;
(iii) Insurance
(a) keep all its assets adequately insured at all time and such of its other properties as are of an insurable nature against fire, theft, lightning, explosion, earthquake, riot, strike, civil commotion, storm, tempest, flood, marine risks, erection risks, war risks, and such other risks as may be specified by the Lender and shall duly pay all premia and other sums payable for that purpose. The insurance in respect of the properties charged/to be charged to the Lender shall be taken in the joint names of the Borrower and the Lender and any other person or institution having an insurable interest in the properties of the Borrower and acceptable to the Lender. The Borrower shall keep deposited with the Lender the insurance policies and renewals thereof;
(b) agree that, in the event of failure on the part of the Borrower to insure the assets or to pay the insurance premia or other sums referred to above, the Lender may get the assets insured or pay the insurance premia and other sums referred to above, as the case may be,
(c) agree that the Lender shall have sole discretion to appropriate the proceeds, if any received from the insurance company in satisfaction of the Loan / the Facility,
(d) agree that it shall furnish certificate from an auditor, acceptable to the Lender, certifying the adequacy of insurance taken by it,
(e) agree that it shall inform the Lender of the happening of any of the events specified in sub clause (a) above and the loss or damage which the Borrower may suffer due to any of the aforesaid events for which the assets are insured.
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(iv) Imposts, costs, charges and expenses
During the currency of the Loan bear all such imposts, duties and taxes (including interest and other taxes, if any) as may be levied from time to time by the Government or other authority with the sanction of law pertaining to or in respect of the Loan,
(a) pay all other costs, charges and expenses in any way incurred by the Lenders (including costs of investigation of title and protection of Lender’s interest) and such additional stamp duty, other duties, taxes, charges and other penalties if and when the Borrower is required to pay according to the laws for the time being in force in the State in which its properties are situated or otherwise;
(b) agree that in the event of the Borrower failing to pay the monies referred to in sub-clause (a) the Lender will be at liberty (but shall not be obliged) to pay the same. The Borrower shall reimburse all sums paid by the Lender in accordance with the provisions contained in this Agreement.
(c) (i) The Borrower shall reimburse all sums paid by the Lender under the provisions of this Agreement within 30 days from the date of notice of demand from the Lender. All such sums shall be debited to the Borrower’s Loan Account and shall carry interest from the date of payment till such reimbursement at the maximum Applicable Lending Rate (in the case of rupee loans). In the case of foreign currency loans such interest shall be paid at 3.5% above the then prevailing Bank’s Prime Lending Rate.
(ii) In case of default in making such reimbursement within 30 days from the date of notice of demand, the Borrower shall also pay on the defaulted amounts, liquidated damages at the rate of .....% per annum from the expiry of 30 days from the date of notice of demand till reimbursement.
(iii) The Borrower hereby authorise the Lender to debit its current account with the Lender to the extent of expenditure incurred under this Agreement.
(v) Annual accounts
Submit to the Lender its duly audited annual accounts within six months from the close of its accounting year. In case statutory audit (if required) is not likely to be completed during this period, the Borrower shall get its accounts audited by an independent firm of Chartered Accountants and furnish the same to the Lender;
(vi) Memorandum and Articles of Association
Carry out such alterations to its Memorandum and Articles of Association as may be deemed necessary in the opinion of the Lender to safeguard the interests of the Lender arising out of this Agreement;
B) Without the prior written approval of the Lender, the Borrower shall not,
(i) New project
Undertake any new project, diversification, modernisation or substantial expansion of the project described in this Agreement. The word “substantial” shall have the same meaning as under the Industries (Development and Regulation) Act, 1951.
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(ii) Loans, debentures and charges
Issue any debentures, raise any loans, accept deposits from public, issue equity or preference capital, change its capital structure or create any charge on its assets or give any guarantees. This provision shall not apply to normal trade guarantees or temporary loans and advances granted to staff or contractors or suppliers in the ordinary course of business or raising of unsecured loans, overdrafts, cash credit or other facilities from banks in the ordinary course of business.
(iii) Premature Repayment
Prepay any loan availed by it from any other party for the project without prior written approval of the Lender, which may be granted subject to such conditions as may be stipulated by the Lender.
(iv) Commission
Pay any commission to its promoters, directors, managers, or other persons for furnishing guarantees, counter guarantees or indemnities or for undertaking any other liability in connection with any financial assistance obtained for or by the Borrower or in connection with any other obligation undertaken for or by the Borrower for the purpose of the project.
(v) Subsidiaries
Create any subsidiary or permit any company to become its subsidiary.
(vi) Merger, Consolidation, Etc.
Undertake or permit any merger, consolidation, re-organisation, scheme of arrangement or compromise with its creditors or shareholders or effect any scheme of amalgamation or reconstruction.
(vii) Dividend
Declare or pay dividend to its shareholders so long as the Borrower is in default to the Lender under this Agreement and is not in compliance with stipulated financial covenants.
(viii) Investments by Borrower
Make any investments by way of deposits, loans or in share capital of any other concerns (including subsidiaries) beyond projected and accepted level by the Lender so long as any money remains due to the Lender; the Borrower will however be free to deposit funds by way of security with third party in the normal course of business or if required for the business.
(ix) Revaluation of assets
Revalue its assets at any time during the currency of the Loan.
3.3 Management
a.The Borrower shall, as and when required by the Lender, appoint and change to the satisfaction of the Lender, the managing director, whole time director, suitable technical, financial and executive staff of proper qualifications and experience for the key posts. The terms of such appointments, including any changes therein, shall be subject to prior approval of the Lender.
b.(i) Lender shall have the right to appoint, whenever they consider necessary, any person, firm, company or association of persons engaged in technical, management or any other consultancy business to inspect and examine the working of the Borrower and its factory and to report to the Lender. The Lender shall have the right to appoint, whenever they consider necessary, any Chartered Accountants/Cost Accountants as auditors for carrying out any specific assignment(s) or to examine the financial or cost accounting system and procedures adopted by the Borrower for its working or as concurrent or for conducting a special audit of
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the Borrower. The costs, charges and expenses including professional fees and travelling and other expenses of such consultants or auditors shall be payable by the Borrower.
(ii) The Borrower shall constitute such committees of the Board with such composition and functions as may be required by the Lender for close monitoring of different aspects of its working.
3.4 Nominee Director
(i) The Lender shall have the right to appoint and remove from time to time, a Director Board of Directors of the Borrower (such director is hereinafter referred to as ‘Nominee Director’).
(ii) The Nominee Director shall not be required to hold qualification shares and not be liable to retire by rotation.
(iii) The Nominee Director shall be entitled to all the rights and privileges of other directors including the sitting fees and expenses as payable to other directors but if any other fees, commission, monies or remuneration in any form is payable to the directors, the fees, commission, monies and remuneration in relation to such Nominee Director shall accrue to the Lender and the same shall accordingly be paid by the Borrower directly to the Lender.
Provided that if any such Nominee Director is an officer of the Lender, the sitting fees in relation to such Nominee Director shall also accrue to the Lender and the same shall accordingly be paid by the Borrower directly to the Lender.
Any expenditure incurred by the Lender or the Nominee Director in connection with his appointment or directorship shall be borne by the Borrower.
(iv)The Nominee Director shall be appointed a Member of the Management Committee or other committees of the Board, if so desired by the Lender.
(v) The Nominee Director shall be entitled to receive all notices, agenda and minutes, etc. and to attend all General Meetings and Board Meetings and meetings of any committees of the Board of which he is a member.
(vi) If, at any time, the Nominee Director is not able to attend a meeting of the Board of Directors or any of its committees, of which he is a member, the Lender may depute an observer to attend the meeting. The expenses incurred by the Lender in this connection shall be borne by the Borrower.
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ARTICLE IV
REPORTS AND INSPECTION
4.1 Auditor’s certificate
(i) At the request of the Lender, caused an investigation conducted by its statutory auditors to ascertain whether there had been any diversion / siphoning of funds by the Borrower. The cost of the investigation shall be borne by the Borrower.
(ii) Notwithstanding anything contained in hereinabove, the Borrower agrees that the Lender may give instructions to its statutory auditors to carry out the investigation as to whether there was any incidence of diversion / siphoning of funds by the Borrower. The cost of the investigation to be borne by the Borrower.
4.2 Reports
(i) The Borrower shall furnish to the Lender project completion certificate from the statutory auditor/ Lender’s’ engineer and such other reports as may be required by them.
(ii) The Borrower shall maintain fixed assets register as required by law from time to time and shall furnish to the Lender the extract of the fixed asset register within one month after implementation of the project and thereafter as on March 31st of each year during the currency of the Loan.
4.3 Expenditure records: Inspection
The Borrower shall,
i) Maintain records showing expenditure incurred, utilisation of the disbursements out of the Loan the operations and financial condition of the Borrower and such records shall be open to examination by the Lender, and their authorised representatives.
ii) Allow the authorised representatives or nominees of the Lender including any auditor or technically qualified person to inspect the assets purchased out of the Loan and will give all facilities to enable such persons to report thereon.
iii) The cost of inspection, including travelling and all other expenses, shall be payable by the Borrower to the Lender in this behalf.
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ARTICLE V
EVENTS OF DEFAULTS AND CONSEQUENCES
5.1 If one or more of the events specified in this section (hereinafter called “events of default”) happen(s), the Lender may by a notice in writing to the Borrower, declare the principal of and all accrued interest on the Loan to be due and payable forthwith and the security created in terms of this Agreement shall become enforceable.
(a) Default in payment of principal sum of the Loan
Default has occurred in the payment of principal sum of the Loan on the due dates.
(b) Default in payment of interest
Default has been committed by the Borrower in payment of any instalment of interest on the Loan and such default has continued for a period of thirty days.
(c) Default in performance of covenants and conditions
Default has occurred in the performance of any representation, warranty, other covenant condition or agreement on the part of the Borrower under this Agreement or any other agreement and such default has continued for a period of thirty days after notice in writing thereof has been given to the Borrower by the Lender.
(d) Inability to pay debts
The Borrower is unable to pay its debts or proceedings for taking it into liquidation, either voluntarily or compulsorily, may be or have been commenced.
(e) Attachment or distraint on charged assets
If an attachment or distraint has been levied on the assets or any part thereof hypothecated/mortgaged to the Lender or certificate proceedings have been taken or commenced for recovery of any dues from the Borrower.
(f) Appointment of receiver or liquidator
A receiver or liquidator has been appointed or allowed to be appointed of all or any part of the undertaking of the Borrower.
(g) Sale, disposal and removal of assets
If, without the prior approval of the Lenders, any land, buildings, structures or plant and machinery of the Borrower are sold, disposed of, charged, encumbered or alienated or the said buildings, structures, machinery, plant or other equipment are removed, pulled down or demolished.
(h) Submission of misleading information
Any information given by the Borrower in its application for Loan, in the reports and other information furnished by the Borrower in accordance with the Reporting System and the warranties given / deemed to have been given by the Borrower to the Lender is misleading or incorrect in any material respect.
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(h) Cross defaults and cross acceleration
(i) The Borrower’s failure to pay any amount or meet with any obligation when due to any person other than the Lender or an event of default being constituted in relation to any of the Borrower’s credit, borrowing or any other arrangement with any person other than the Lender.
(i) Any person other than the Lender accelerating repayment (i.e demanding repayment ahead of the previously agreed repayment schedule) due from the Borrower to such other person under the Borrower’s credit, borrowing or any other arrangement with that person.
5.2 If an event of default has taken place then the Lender shall have the right to publish the information in the manner it may consider appropriate.
5.3 Notice to the Lender on the happening of an event of default
If any event of default or any event which, after the notice, or lapse of time, or both, would constitute an event of default has happened, the Borrower shall, forthwith give notice thereof to the Lender in writing specifying the nature of such event of default, or of such event.
5.4 Expenses of preservation of assets of Borrower and of collection
All expenses incurred by the Lender after an event of default has occurred in connection with -
(a) preservation and protection of the Borrower’s assets (whether then or thereafter existing); and
(b) collection of amounts due under this Agreement; shall be payable by the Borrower.
5.4 (a) Right to appoint whole time director / nominee director
Upon the occurrence of an event of default the Lender has the right to appoint and remove from time to time Whole -time Director(s) /Nominee Director (s) on the Board of Directors of the Borrower. Such Whole -time Director(s) /Nominee Director (s) shall exercise such powers and duties as may be approved by the Lender and have such rights as are usually exercised by or are available to a Whole -time Director/Nominee Director (s) in the management of the affairs of the Borrower. Such Whole -time Director (s) /Nominee Director (s) shall not be required to hold qualification shares nor liable to retire by rotation and shall be entitled to receive such remuneration, fees, commission and monies as may be approved by the Lender. Such Whole -time Director(s) /Nominee Director (s) shall have the right to receive notices of and attend all general meetings and board meetings or any committee of the Borrower of which they are members.
Any expenses that may be incurred by the Lenders or such Whole -time Director(s)/ Nominee Director (s) in connection with their appointment or directorship shall be paid or reimbursed by the Borrower to the Lender or as the case may be, to such Whole -time Director(s) /Nominee Director(s).
(b) Conversion right (Applicable to RTL)
If the Borrower continues to be in default for a period of thirty (30) days or more from due date of instalments of principal amounts of the Loan or interest thereon or any combination thereof, then, the Lender shall have the right to convert (which right is hereinafter referred to as “the conversion right”) at their option the whole or part of the outstanding amount of the Loan into fully paid-up equity shares of the Borrower, at par in the manner specified in a notice in writing to be given by the Lender to the Borrower (which notice is hereinafter referred to as the “notice of conversion”) prior to the date on which the
For Videocon d2h Limited
Director / Authorised Signatory

conversion is to take effect, which date shall be specified in the said notice (hereinafter referred to as the “date of conversion”).
(i) On receipt of notice of conversion, the Borrower shall allot and issue the requisite number of fully paid-up equity shares to the Lender as from the date of conversion and the Lender shall accept the same in satisfaction of the principal amount of the Loan to the extent so converted. The part of the Loan so converted shall cease to carry interest as from the date of conversion and the Loan shall stand correspondingly reduced. Upon such conversion, the instalments of the Loan payable after the date of conversion as per the Amortization Schedule in this Agreement shall stand reduced proportionately by the amounts of the Loan so converted. The equity shares so allotted and issued to the Lender shall carry, from the date of conversion, the right to receive proportionately the dividends and other distributions declared or to be declared in respect of the equity capital of the Borrower. Save as aforesaid, the said shares shall rank pari passu with the existing equity shares of the Borrower in all respects. The Borrower shall, at all times, maintain sufficient unissued equity shares for the above purpose.
ii) The conversion right reserved as aforesaid may be exercised by the Lender on one or more occasions during the currency of the Loan.
iii) The Borrower assures and undertakes that in the event of the Lender exercising the right of conversion as aforesaid, the Borrower shall get the equity shares which will be issued to the Lender as a result of the conversion, listed with the Stock Exchange(s) at Mumbai and such other places as may be notified by the Lender to the Borrower.
For the purposes of this clause it shall not be construed as a default, if the Borrower approaches the Lender well in advance for postponement of principal or interest, as the case may be, and the Lender agree to the same.
Explanation: the term “outstanding” shall mean the principal amount of the Loan, interest and other monies payable thereon as at the time when the amounts are sought to be converted into equity shares of the Borrower.
For Videocon d2h Limited
Director / Authorised Signatory

ARTICLE VI
MISCELLANEOUS.
6.1 Cancellation by notice to the Borrower
The Lender may, by notice in writing to the Borrower, cancel the Loan or any part thereof, which the Borrower has not withdrawn prior to the giving of such notice.
6.2 Suspension
Further access by the Borrower to the use of the Loan may be suspended or terminated by the Lender:
i) Upon failure by the Borrower to carry out all or any of the terms of this Agreement or on the happening of any event of default as provided in this Agreement.
ii) If any extra-ordinary situation makes it improbable that the Borrower would be able to perform its obligations under this Agreement.
iii) If any change in the Borrower’s set-up has taken place which, in the opinion of the Lender (which shall be final and binding on the Borrower), would adversely affect the conduct of the Borrower’s business or the financial position or the efficiency of the Borrower’s management or personnel or carrying on its activities.
6.3 Suspension to continue till default remedied
The right of the Borrower to make withdrawals from the Loan shall continue to be suspended until the Lender has notified the Borrower that the right to make withdrawals has been restored.
6.4 Termination
If any of the events described above and elsewhere in this Agreement has been continuing or if the right of the Borrower to make withdrawals from the Loan shall have been suspended with respect to any amount of the Loan for a continuous period of thirty days or if the Borrower has not withdrawn the Loan by the date referred to herein or such later date as may be agreed to by the Lender then, in such event, the Lender may by notice in writing to the Borrower, terminate the right of the Borrower to make withdrawals. Upon such notice, the undrawn amount of the Loan/the Facility shall stand cancelled. Notwithstanding any cancellation, suspension or termination pursuant to the aforesaid provisions, all the provisions of this Agreement shall continue to be in full force and effect as herein specifically provided.
6.5 Provisions relating to waiver
No delay in exercising or omission to exercise any right, power or remedy accruing to the Lender upon any default under this Agreement, security documents or any other agreement or document shall impair any such right, power or remedy or shall be construed to be a waiver thereof or any acquiescence in such default, nor shall the action or inaction of the Lender in respect of any default or any acquiescence by the Lender in any default, affect or impair any of its right, power or remedy in respect of any other default.
6.6 Evidence and calculations
(a) Accounts
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Director / Authorised Signatory

In any legal action or proceedings arising out of or in connection with this Agreement, the entries made in the accounts maintained by the Lender shall be conclusive evidence of the existence and amount of obligations of the Borrower as therein recorded.
(b) Statement of accounts
Any certification or determination by the Lender of a rate of interest or amount under this Agreement is conclusive evidence of the matters to which it relates.
6.6 Effective date of Agreement
This Agreement shall become binding on the Borrower and the Lender on and from the date first above written. It shall be in force till all monies due and payable and disbursed from time to time under this Agreement are fully paid off.
6.8 Assignments etc.
(a) The Borrower shall have no right of assignment under this Agreement without the prior approval of the Lender.
(b) The Lender may securitise, assign, transfer or novate any of its rights and obligations under this Agreement, and or under the loan/security documents and the Borrower shall take such action as may be necessary to perfect such transaction.
6.9 Service of notice
Any notice or request to be given or made to the Lender or to the Borrower or to any other party shall be in writing. Such notice or request shall be deemed to have been given or made when it is delivered by hand or despatched by mail, e-mail, or fax, or overnight courier to the party to which it is required to be given or made at such party’s designated address.
6.10 Supremacy
If there is any inconsistency between these presents and the Sanction Letter, the Sanction Letter shall prevail.
For Videocon d2h Limited
Director / Authorised Signatory

SCHEDULE I

(AMORTISATION SCHEDULE)

The Borrower shall repay the principal amount of the RTL in 24 unequal quarterly installments commencing from October 2017 (After a moratorium of about 2 years from the date of disbursement) in line with the repayment schedule of the existing term loans as under :

Year	Amt. out of total loan to be repaid during the year	No. of quarterly installments
1	5.00%	4
2	7.50%	4
3	15.00%	4
4	20.00%	4
5	25.00%	4
6	27.50%	4
Total	100.00%	24

For **Videocon d2h Limited**

P. Kumar

Director / Authorised Signatory

IN WITNESS WHEREOF the Borrower has caused its Common Seal to be affixed hereto on the day, month and year first hereinabove written and the Lender has caused the same to be executed by the hand of Shri. Pinal Desai authorised official of the Lender as hereinafter appearing.

For Videocon d2h Limited

P. Kumar

Director / Authorised Signatory

THE COMMON SEAL OF VIDEOCON d2h LTD has pursuant to the Resolution of Finance and General Affairs Committee of its Board of Directors passed in that behalf on the 31st day of August 2015 hereunto been affixed in the presence of Shri ______________ Director and Shri Prabudh Khandelwal Authorized Person who have signed these presents in token thereof.

P. Kumar

SIGNED AND DELIVERED BY the withinnamed Lender by the hand of Shri Pinal Desai, an authorised official of the Lender.

कृते देना बैंक / FOR DENA BANK

प्रबंधक / Manager

औद्योगिक वित्त शाखा

Industrial Finance Branch

Annexure
Sanction letter Ref. No. DB/IFB/VD2H/2015 dated 17th April 2015 and modified letter Ref No. DB/IFB/ZVD2H/261/2015-16 dated 24th August 2015
For Videocon d2h Limited
Director / Authorised Signatory